As filed with the Securities and Exchange Commission on August 27, 1999
================================================================================
                                                    Registration No. 333-_______

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              ---------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              ---------------------

                          DISCOVERY LABORATORIES, INC.
             (Exact Name of Registrant as Specified in its Charter)

                              ---------------------


            Delaware                                          350 Main Street                      13-3711775
(State or Other Jurisdiction of Incorporation or                 Suite 307                      (I.R.S. Employer
            Organization)                                Doylestown, Pennsylvania 18901       Identification Number)


   (Address, Including Zip Code and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                              ---------------------
                          Steve H. Kanzer, C.P.A., Esq.
                              Chairman of the Board
                                 350 Main Street
                                    Suite 307
                         Doylestown, Pennsylvania 18901
                                 (215) 340-4699

 (Name, address, including zip code, and telephone number, including area code, of agent for service)


                              ---------------------
                                   Copies to:
                             Steven A. Fishman, Esq.
                                Battle Fowler LLP
                               75 East 55th Street
                            New York, New York 10022
                                 (212) 856-7000
                              ---------------------


      Approximate date of commencement of proposed sale to public: From time to time or at one time after the effective date of this registration statement as determined by market conditions.
      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                              ---------------------

                         CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------

                                                         Proposed               Proposed
Title of each class of             Amount to be      Maximum Offering       Maximum Aggregate          Amount of
securities to be registered        registered(1)     Price Per Share(2)     Offering Price(2)       Registration Fee
----------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value       5,147,325            $1.4375              $7,399,280                  $2,057
----------------------------------------------------------------------------------------------------------------------

(1) Includes 2,759,189 shares of common stock issuable upon the exercise of certain warrants issued by the registrant.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933 as amended and based on the average of the high and low prices of the common stock of the registrant reported on the NASDAQ SmallCap Market on August 24, 1999 of $1.4375 and $1.4375.

     Pursuant to Rule 416 under the Securities Act of 1933, as amended, there are also being registered such additional shares of common stock as may become issuable pursuant to the anti-dilution provisions of the warrants referred to in footnote 1 above.

                              ---------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
     Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================



864725.3

================================================================================
The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where such offer or sale is not permitted.



PRELIMINARY PROSPECTUS              SUBJECT TO COMPLETION, DATED AUGUST 27, 1999

                                7,155,762 Shares

                          DISCOVERY LABORATORIES, INC.

                                  Common Stock

                           (par value $.001 per share)

                              ---------------------



     All of the shares of common stock covered by this prospectus are owned by the stockholders listed in the section of this prospectus called "selling stockholders" or are issuable on exercise of warrants owned by the selling stockholders. The selling stockholders may sell any or all of their shares from time to time. The selling stockholders may offer and sell their shares in transactions on the Nasdaq SmallCap Market, in negotiated transactions, or both. These sales may occur at fixed prices that are subject to change, at prices that are determined by prevailing market prices, or at negotiated prices. See "Plan of Distribution."

     The selling stockholders may sell shares to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders, the purchasers of the shares, or both. We will not receive any of the proceeds of sales by the selling stockholders. We have agreed to bear all expenses related to this offering, other than underwriting discounts and commissions and any transfer taxes on the shares of common stock being offered. The registration of the common stock covered by this Prospectus does not necessarily mean that any of such common stock will be offered or sold by the selling stockholders.

     Our common stock is traded on the Nasdaq SmallCap Market under the symbol "DSCO."

     The common stock offered hereby involves a high degree of risk. See "Risk Factors" beginning on page 5 for certain factors relevant to an investment in our common stock.

                              ---------------------


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                             ---------------------



                 The date of this Prospectus is August 27, 1999.












================================================================================


864725.3

     We have not authorized anyone to provide you with information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. The selling stockholders are offering to sell, and seeking offers to buy, only the shares of Discovery Laboratories common stock covered by this prospectus, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sale of the shares.

                                TABLE OF CONTENTS

                                                                            Page

Prospectus Summary.............................................................3

Forward-looking Statements.....................................................3

Company Summary................................................................3

Risk Factors...................................................................5

Use of Proceeds...............................................................14

Selling Stockholders..........................................................15

Plan of Distribution..........................................................17

Where You Can Find More Information...........................................18

Information Incorporated by Reference.........................................18

Experts.......................................................................19

Legal Matters.................................................................19


864725.3

                               PROSPECTUS SUMMARY

     Because this is a summary, it does not contain all the details that may be important to you. You should read this entire prospectus carefully before you invest.


                           FORWARD-LOOKING STATEMENTS

     This prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are subject to risks and uncertainties. Those risks and uncertainties may cause our actual results, performance or achievements to be materially different from what is expressed or implied by the forward-looking statements. Forward-looking statements are based on assumptions and describe our future plans, strategies and expectations. Forward-looking statements are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or comparable terminology.

                                 COMPANY SUMMARY

     We are a development stage pharmaceutical company that is focused on developing compounds intended for neonatal use in critical care hospital settings. We are also developing our lead product candidate for the treatment of acute respiratory distress syndrome and acute lung injury. Our two lead drug candidates are directed towards respiratory indications. We may seek to enter into collaborations with corporate partners for manufacturing and marketing of such drugs.

     Our lead product is Surfaxin(R), a peptide-phospholipid formulation containing the proprietary, synthetic peptide sinapultide, for the treatment of several conditions characterized by insufficient surfactant. Lung surfactants are protein-phospholipid complexes which coat the alveoli (air sacs) of the lungs. Lung surfactants lower surface tension during expiration of air and raise it during inspiration of air to prevent the collapse of alveoli. If there is an insufficient quantity of surfactants, the lungs do not absorb enough oxygen. Replacement surfactant are currently approved only for treating respiratory distress syndrome ("RDS") in premature infants. Infants with this condition, as well as infants born with meconium (a component of the fetal bowel) in their lungs, which can lead to meconium aspiration syndrom ("MAS"), typically suffer from insufficient surfactant that can lead to a life-threatening loss of pulmonary function. In addition, patients with acute respiratory distress syndrome and acute lung injury ("ARDS/ALI") typically suffer from surfactant deficiency as well. ARDS/ALI can result from pneumonia, aspiration of gastric contents, trauma, smoke inhalation, head injury, and a variety of other events.

     We are also developing SuperVent(TM) as a stable, aerosolized therapy for airway diseases such as cystic fibrosis ("CF") and chronic bronchitis. These conditions are characterized by inflammation, injurious oxidation and excessive sputum. CF is a progressive, lethal respiratory disease that afflicts approximately 23,000 patients in the United States and a comparable number in Europe. It is the most common lethal genetic disease among Caucasians. CF results from a genetic defect in the CFTR gene. The CFTR gene codes for a membrane protein responsible for the transport of chloride ions. Because of this genetic defect, CF mucus is excessively viscous and adheres to airway walls. This can lead to gradual destruction of the lungs of CF patients. The inability to clear mucus from the lungs can lead to blockage of the airways usually beginning in the smaller airways and alveoli. A new therapy that minimizes the complications of CF could have a major impact on the length and quality of life of its patients.

     We are conducting clinical trials of Surfaxin(R) for treatment of MAS and ARDS/ALI and SuperVent(TM) for treatment of CF.

     Discovery Laboratories was incorporated in Delaware on November 6, 1992 as Ansan, Inc. On November 25, 1997, Discovery Laboratories, Inc., a former Delaware corporation ("Old Discovery"), was merged with and into Discovery Laboratories, then known as Ansan. Pursuant to this merger in 1997, our name was changed to Discovery

864725.3

Laboratories, Inc. On June 16, 1998, Discovery Laboratories completed the acquisition of the then outstanding minority interest in Acute Therapeutics, Inc.

     Surfaxin(R) and SuperVent(TM) are our trademarks. This prospectus also includes product names, trademarks and trade names of other companies, which names are the exclusive property of the holders thereof.

     Our executive offices are located at 350 South Main Street, Suite 307, Doylestown, Pennsylvania 18901. Our telephone number is (215) 340-4699 and our facsimile number is (215) 340-3940.



864725.3

                                  RISK FACTORS

     Investing in our common stock involves a high degree of risk. You should consider carefully the following risk factors together with all of the other information included or incorporated by reference in this prospectus before you decide to purchase shares of our common stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

     If any of the following risks actually occur, our business, financial condition and results of operations could be materially and adversely affected. In this event, the trading price of our common stock could decline and you could lose part or all of your investment.

We are a Development Stage Company.

     We are a development stage company. Therefore, you must evaluate us in light of the uncertainties and complexities present in a development stage pharmaceutical company. Our product candidates are in the research and development stage and, accordingly, we have not begun to market or generate revenues from the commercialization of any of these products. Our products under development will require significant time-consuming and costly research, development, preclinical studies, clinical testing, regulatory approval and significant additional investment prior to their commercialization. We may not be able to develop and commercialize our products. We cannot assure you that our products under development, if successfully developed, will generate sufficient or sustainable revenues to enable us to be profitable.

Our Future Profitability is Uncertain.

     As a development stage company engaged in conducting development and clinical testing activities, we expect to generate significant operating losses for the foreseeable future. We are not currently generating any product revenues and we expected that we will not generate significant product revenues for the foreseeable future, if at all. We expect to incur significant increasing operating losses over the next several years. To achieve profitable operations, we, either alone or with others, must successfully develop and obtain regulatory approval for marketing our products. We cannot assure you that we will:

     -- enter into potentially necessary collaborative arrangements with third parties;

     --   successfully complete preclinical or clinical trials;

     --   obtain required regulatory approvals;

     --   successfully develop, manufacture and market product candidates; or

     --   generate additional revenues or profitability.

     If we fail to achieve any of the above goals, our business, financial condition and results of operations will be materially adversely affected.

We Do Not Have Any Developed or Approved Products and the Successful Development of Our Products is Uncertain.

     Our development of products is subject to the risks of failure inherent in the development of new pharmaceutical products based on innovative or new technologies. We will be subject to the problems, delays, uncertainties and complications encountered in connection with development stage life science businesses. Some of these unanticipated problems may include development, regulatory, manufacturing, distribution and marketing difficulties that we may

864725.3
not have the financial or technical resources to resolve. In particular, our proposed drug products could cause adverse effects that may prevent them from being marketed, regardless of their efficacy. Although our initial drug candidates have been the subject of certain clinical trials, it is possible that previously undetected adverse effects may occur during the clinical trials that will be required to meet the requirements of the United States Food and Drug Administration (the "FDA"). We cannot assure you that:

     --   our research and development activities will be successful;

     --   our products under development will prove to be safe and effective;

     --   any of our preclinical or clinical development work will be completed;

     -- we will ever achieve any of our new drug application filing objectives with the FDA;

     --   FDA approval will be attained for any of our products;

     -- our proposed products will be commercially viable or successfully marketed;

     -- we will protect our proprietary technology through domestic and international patents;

     -- third parties do not hold proprietary rights that will preclude us from marketing our products, if any; or

     -- if the products under development are approved by the FDA, we will ever achieve significant revenues or profitable operations.

     If a significant portion of our development efforts are not successfully completed, required regulatory approvals are not obtained, or any approved products are not commercially successful, our business, financial condition and results of operations will be materially adversely affected.

We Will Need to Raise Additional Capital That May Not be Available.

     We will need substantial additional funding to conduct our research and product development activities and, if approved by the FDA or corresponding foreign regulatory authorities, to manufacture and market the products currently under development and any other products that we may develop in the future. Our existing working capital will not be sufficient to meet our needs. We intend to seek to raise further funds through collaborative ventures entered into with potential corporate partners and additional debt or equity financings. We cannot provide assurance that any such arrangements can be obtained. We have not entered into arrangements to obtain any additional financing. We may not be able to obtain adequate additional financing on acceptable terms, if at all. Any additional financing could not result in significant dilution of stockholders' interests. If we fail to enter into collaborative ventures or to receive additional funding, our research and development operations would be materially adversely affected. Furthermore, we could ultimately cease to qualify for listing of our securities on the Nasdaq SmallCap Market. See page 11 "Possible Delisting From Nasdaq SmallCap Market; Market Illiquidity." If additional financing is not available, we will be required to modify our business development plans or reduce or cease certain or all of our operations.

We Are Subject to Extensive Government Regulations and We May Not Be Able to Obtain Regulatory Approvals.

     The testing, manufacture, distribution, advertising and marketing of drug products are subject to extensive and rigorous regulation by governmental authorities in the United States and other countries. Prior to marketing, any pharmaceutical products developed or licensed by the Company must undergo an extensive regulatory approval process required by the FDA and by comparable agencies in other countries. This process, which includes

864725.3
preclinical studies and clinical trials of each pharmaceutical compound to establish its safety and effectiveness and confirmation by the FDA that good laboratory, clinical and manufacturing practices were maintained during testing and manufacturing, is lengthy, expensive and uncertain. Generally, in order to gain FDA approval, a company must conduct preclinical studies in a laboratory and in animal models to obtain preliminary information on a compound's efficacy and to identify any safety problems. The results of these studies are submitted as part of an investigational new drug application that the FDA must review before human clinical trials of an investigational drug can start. Clinical trials are normally done in three phases and generally take two to five years or more to complete.

     The testing and approval processes take many years and require the expenditure of substantial resources. We may not be able to obtain the requisite approvals for our products on a timely basis, if at all. Any required approvals, once obtained, may be withdrawn. Further, if there is a later discovery of unknown problems or if we fail to comply with other applicable regulatory requirements at any stage in the regulatory process, we may be restricted or delayed in the marketing of a product, forced to make product recalls or seizures or may be subject to other sanctions such as fines, injunctions, civil penalties or criminal prosecutions. For marketing outside the United States, we also will be subject to foreign regulatory requirements governing human clinical trials and marketing approval for pharmaceutical products. None of our products under development has been approved for marketing in the United States or elsewhere. We may not be able to obtain regulatory approval for any of our products under development. If we fail to obtain requisite governmental approvals or fail to obtain approvals of the scope requested of our business, financial condition and results of operations will be materially adversely affected.

We Depend on Others for the Development, Clinical Testing, Manufacturing and Marketing of Our Pharmaceutical Products.

     Our strategy for the development, clinical testing, manufacturing, marketing and commercialization of our products has depended upon, and may continue to depend upon, the formation of collaborative arrangements with pharmaceutical companies. We have not yet entered into any of these arrangements or agreements to date. Our success will depend upon obtaining such partners. In addition, if we obtain such partners, we will depend on their expertise and their dedication of sufficient resources to develop and commercialize certain of our proposed products. We may in the future grant to our collaborative partners, if any, rights to license and commercialize pharmaceutical products developed under these collaborative agreements. Those rights would limit our flexibility in considering alternatives for the commercialization of such products. We may not be successful in establishing any collaborative arrangements. In addition, if we establish arrangements, our future partners may not be successful in developing and commercializing products. If we fail to successfully develop these relationships or if our collaborative partners fail to develop or commercialize successfully any of our products, our business, financial condition and results of operations may be materially adversely affected.

We Face Technological Uncertainty and Obsolescence.

     The market for biotechnology is characterized by rapidly changing technology and evolving industry standards. Our products under development are intended to treat diseases for which other technologies and proposed treatments are rapidly developing. The results of our research and product development efforts may be rendered obsolete by research efforts of others, including the efforts and activities of governments, major research facilities and large multinational corporations with greater research and development, manufacturing, marketing, financial, technological, personal and managerial resources than we have.

Our Success Depends on Patents, Licenses and the Protection of Our Propriety Rights and We Face the Risk of Loss of our Rights to Proprietary Technology.

     We seek proprietary protection for our drug candidates so as to prevent others from commercializing equivalent products in substantially less time and at substantially lower expense. The pharmaceutical industry places considerable importance on obtaining patent and trade secret protection for new technologies, products and processes. Our success will depend in part on our ability and that of our licensors to:


864725.3

     -- defend our patents and otherwise prevent others from infringing on our proprietary rights;

     --   protect trade secrets; and

     -- operate without infringing upon the proprietary rights of others, both in the United States and in other countries.

     The patent position of firms relying upon biotechnology is highly uncertain and involves complex legal and factual questions. To date, there has emerged no consistent policy at the United States Patent and Trademark Office ("PTO") regarding the breadth of claims allowed in biotechnology patents or the degree of protection afforded under such patents.

     Various United States and foreign patents applications (including international applications filed under the Patent Cooperation Treaty) have been filed with respect to the products and technologies under our development and patents have been issued with respect to our products and technologies. These patents and patent applications have been licensed to us. Our pending patent applications, those we may file in the future, or those we may license from third parties, may not result in patents being issued. Also, patent rights may not be sufficiently broad enough to provide us with proprietary protection or competitive advantages against competitors with similar products and technologies. Furthermore, patents, if issued, may be challenged, invalidated or circumvented. Thus, any patents we own or license from third parties may not provide any protection against competitors. In particular, our issued and pending patents relating to SuperVent(TM) cover high concentrations of tyloxapol. These patents could prove meaningless if it were to be determined that low concentrations of tyloxapol are as effective as higher concentrations of tyloxapol in treating the indications for which we are seeking to develop our SuperVent(TM) product.

     Our commercial success also depends significantly on our ability to operate without infringing the patents or violating the proprietary rights of others. A United States patent application is maintained under conditions of confidentiality while the application is pending. Accordingly, we will not be able to determine which inventions are claimed in pending patent applications filed by third parties. Litigation may be necessary to defend or enforce our patent and license rights or to determine the scope and validity of the proprietary rights of others. Defense and enforcement of patent claims can be expensive and time-consuming. Thus, even in those instances in which the outcome is favorable to us, such proceedings can result in the diversion of substantial resources from our other activities. An adverse determination may subject us to significant liabilities or require us to seek licenses that may not be available from third parties. We may be required to alter our products or processes or cease altogether any related research and development activities or product sales. These outcomes could have a material adverse effect on our business, financial condition and results of operations.

     We depend on licensing arrangements to maintain rights to our products under development, and we will be required to make certain payments and satisfy certain performance obligations in order to maintain those licensing arrangements. Pursuant to our licensing agreements, we are responsible for the cost of filing and prosecuting patent applications and maintaining issued patents. If we do not meet our obligations under our license agreements in a timely manner, we could lose the rights to our proprietary technology. This would have a material adverse effect on our business, financial condition and results of operations.

     We require all employees to enter into confidentiality agreements that prohibit the disclosure of confidential information to third parties and require disclosure and assignment to us of rights to such employees' ideas, developments, discoveries and inventions while so employed. In addition, we seek to obtain such agreements from our consultants, advisors and research collaborators. To the extent that consultants, key employees or other third parties apply technological information independently developed by them or by others to any of our proposed projects, disputes may arise as to the proprietary rights to such information which may not be resolved in our favor. In addition, we will rely on trade secrets and proprietary know-how that we will seek to protect in part by confidentiality agreements with its employees, consultants, advisors or others. We cannot assure you that:


864725.3

     --   these agreements will not be breached;

     --   we would obtain adequate remedies for any such breach; or

     -- our trade secrets or proprietary know-how will not otherwise become known or be independently developed by competitors.

We Depend on Third Party Suppliers and Manufacturers.

     We currently own most of the manufacturing equipment necessary to manufacture Surfaxin(R). However, we will be required to rely on outside manufacturers, including Taylor Pharmaceuticals, Inc., to produce appropriate clinical grade material which meets standards for use in clinical studies for certain of our products.

     Our outside manufacturers may not perform as agreed or may not remain in the contract manufacturing business for the time required by us to successfully produce and market our product candidates. If one of our outside manufacturers fails to deliver the required quantities of our product candidates for clinical use on a timely basis and at commercially reasonable prices, and we fail to find a replacement manufacturer or develop our own manufacturing capabilities, our business, financial condition and results of operations will be materially adversely affected.

     In addition, our third-party manufacturers are required to register manufacturing facilities with the FDA and foreign regulatory authorities. The facilities will then be subject to inspections confirming compliance with good manufacturing practice requirements established with the FDA or corresponding foreign regulations. If our third-party foreign or domestic suppliers or manufacturers of our products fail to comply with good manufacturing practice requirements or other FDA regulatory requirements, our business, financial condition and results of operations will be materially adversely affected.

We Do Not Have Marketing and Sales Experience.

     We do not have marketing and sales experience or marketing or sales personnel. If we do not develop a marketing and sales force, then we will be dependent on entering into arrangements with corporate partners or other entities for the marketing and sale of our products. We may not be successful in entering into any satisfactory third-party arrangements for the marketing and sale of our products. In addition, we may not successfully develop marketing and sales experience and personnel or we may not have sufficient resources to do so. If we fail to establish successful marketing and sales capabilities or fail to enter into successful distribution, marketing and selling arrangements with third parties for our anticipated products, our business, financial condition and results of operations will be materially adversely affected.


We Depend Upon Key Employees and Consultants in a Competitive Market for Skilled Personnel.

     We are highly dependent upon the principal members of our management team, especially Dr. Capetola, and our directors, as well as our scientific advisory board members, consultants and collaborating scientists. The loss of any of these persons' services would have a material adverse effect on our business.

     Our future success also will depend in part on the continued service of our key scientific and management personnel and our ability to identify, hire and retain additional personnel, including marketing and sales staff. We experience intense competition for qualified personnel. We may not be able to continue to attract and retain personnel necessary for the development of our business.

We Face Intense Competition.

     We are engaged in a highly competitive industry. Competition from numerous existing companies and potential new entities is intense and expected to increase. Many of these companies have substantially greater research and


864725.3
development, marketing, financial, technological, personnel and managerial resources than we have. In addition, many of these competitors, either alone or with their collaborative partners, have significantly greater experience than we do in:

     --   developing products;

     --   undertaking preclinical testing and human clinical trials;

     --   obtaining FDA and other regulatory approvals or products; and

     --   manufacturing and marketing products.

     Accordingly, our competitors may succeed in obtaining patent protection, receiving FDA approval or commercializing products before us. If we commence commercial product sales, we will be competing against companies with greater marketing and manufacturing capabilities, areas in which, as yet, we have limited or no experience. In addition, developments by competitors may render our product candidates obsolete or competitive. Our competitors may succeed in developing and marketing products that are more effective than ours.

     We also face, and will continue to face, competition from colleges, universities, governmental agencies and other public and private research organizations. These competitors are becoming more active in seeking patent protection and licensing arrangements to collect royalties for use of technology that they have developed, some of which may be directly competitive with the technologies to be developed by us. These institutions will also compete with us in recruiting highly qualified scientific personnel. It is expected that therapeutic developments in the areas in which we will be active may occur at a rapid rate and that competition will intensify as advances in this field are made. Accordingly, we will be required to continue to devote substantial resources and efforts to research and development activities.

If We Become Subject to Product Liability Claims, It May Result in Reduced Demand for Our Products or Damages That Exceed Our Insurance Coverage.

     If we successfully develop any products, the marketing and use of such products, through third party arrangements or otherwise, whether for commercial applications or during clinical trials, exposes us to product liability claims in the event that the use or misuse of those products causes injury, disease, or results in adverse effects. We presently carry product liability insurance relating to our clinical trials of SuperVent(TM) and our clinical trials of Surfaxin(R) in treating ARDS/ALI and MAS. However, such insurance coverage might not be sufficient to fully cover any potential claims. We may be required to obtain additional product liability insurance coverage prior to initiation of other clinical trials. We expect to obtain product liability insurance coverage before commercialization of our proposed products; however, such insurance can be expensive and difficult to obtain. We cannot provide assurance that adequate insurance will be available in the future at an acceptable cost, if at all. Any product liability claim, even one that was not in excess of our insurance coverage or one that was ultimately determined to be meritless, could have a material adverse effect on our business, financial condition and results of operations.

We Face Uncertainty Over Reimbursement and Health Care Reform.

     The levels of revenues and profitability of pharmaceutical and/or biotechnology products and companies may be affected by efforts of governmental and third party payers to contain or reduce the costs of health care through various means. For example, in certain foreign markets, pricing or profitability of prescription pharmaceuticals is subject to government control. In the United States, there have been a number of federal and state proposals to implement similar government control. Pricing constraints on our products could have a material adverse effect on our business.


864725.3

     In the United States and elsewhere, successful commercialization of our products will depend in part on the availability of reimbursement to the consumer using our products from third party health care payers, such as government and private insurance plans. Adequate third party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development. Third party health care payers are increasingly challenging the price and examining the cost effectiveness of medical products and services. If we succeed in bringing one or more products to market, and the government or third party payers fail to provide adequate coverage or reimbursement rates for those products, we may not be able to sell our products on a competitive basis. If we are not able to sell our products on a competitive basis, our business, financial condition and results of operations will be materially adversely affected.

Directors, Executive Officers, Principal Stockholders and Affiliated Entities Own a Significant Percentage of Our Capital Stock.

     As of August 13, 1999, our directors, executive officers, principal stockholders and affiliated entities beneficially own, in the aggregate, approximately 23% of our outstanding voting securities, assuming conversion of convertible securities. Accordingly, these stockholders have the ability to exert substantial influence over the election of our Board of Directors and the outcome of issues requiring approval by our stockholders. Such a concentration of ownership may have the effect of delaying or preventing a change in control, including transactions in which stockholders might otherwise recover a premium for their shares over their current market prices.

We Face the Possibility of Being Delisted from the Nasdaq SmallCap Market.

     To meet the current Nasdaq listing requirements for our securities to continue to be listed on the Nasdaq SmallCap Market, we will have to maintain
(a) (1) at least $2 million in net tangible assets, (2) $35 million in market capitalization, or (3) $500,000 in net income (over two of the last three years), (b) a public float of at least 500,000 shares valued at $1 million or more and (c) a minimum bid price of $1. In addition, our common stock will have to be held by at least 300 holders and will have to have at least two active market makers. For purposes of determining compliance with the public float requirement, shares of stock held by officers, directors and 10% or greater stockholders are excluded.

     If we are unable to satisfy the NASD's listing maintenance requirements, our securities may be delisted from the Nasdaq SmallCap Market. In such event, trading, if any, in our securities would thereafter be conducted in the over-the-counter market in the Pink Sheets(R), a quotation medium operated by the National Quotation Bureau, LLC, or on the NASD's OTC Bulletin Board(R). Consequently, the liquidity of our securities could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of the transactions, reduction in securities analysts' and the news media's coverage of us, and lower prices for our securities than might otherwise be attained.

The "Penny Stock" Rules May Adversely Affect the Liquidity for Our Common Stock.

     If our securities were to be delisted from the Nasdaq SmallCap Market, they could become subject to Rule 15g-9 under the Exchange Act, which imposes additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and "accredited investors" (generally, individuals with net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the rule may adversely affect the ability of broker-dealers to sell our securities and may adversely affect the ability of stockholders to sell any of the securities acquired hereby in the secondary market.

     The Commission has adopted regulations which define a "penny stock" to be an equity security that has a market price (as therein defined) less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require delivery,

864725.3
prior to any transaction in a penny stock, of a disclosure schedule prepared by the Commission relating to the penny stock market. Disclosure is also required to be made about commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

     These restrictions will not apply to our securities if our securities continue to be listed on the Nasdaq SmallCap Market and have certain price and volume information provided on a current and continuing basis or meet certain minimum net tangible assets or average revenue criteria. Our securities may not qualify for exemption from these restrictions. In any event, even if our securities continue to be exempt from such restrictions, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the Commission the authority to prohibit any person that is engaged in unlawful conduct while participating in a distribution of a penny stock from associating with a broker-dealer or participating in a distribution of a penny stock, if the Commission finds that such a restriction would be in the public interest. If our securities were subject to the existing or proposed rules on penny stocks, the market liquidity for our securities could be severely adversely affected.

A Substantial Number of Our Securities are Eligible for Future Sale.

     As of June 1, 1999, we had outstanding approximately (i) 6,568,300 shares of common stock; (ii) 1,678,755 shares of Series B preferred stock convertible into 5,226,392 shares of common stock; (iii) 735,833 Class A warrants to purchase an aggregate of 735,833 shares of common stock and 735,833 Class B warrants to purchase an additional 735,833 shares of common stock; (iv) 498,333 Class B warrants to purchase 498,333 shares of common stock; (v) 531,915 Class C warrants to purchase 531,915 shares of common stock; (vi) a unit purchase option to purchase an aggregate of 173,333 shares of common stock, assuming exercise of the underlying warrants; (vii) outstanding options to purchase 2,263,093 shares of common stock; (viii) warrants to purchase 220,026 shares of Series B preferred stock, and (ix) warrants to purchase 75,087 shares of common stock. In addition, 2,039 shares of Series C preferred stock, which are convertible into additional shares of common stock under certain circumstances based on the liquidation value of the Series C preferred stock and the market price of the common stock, are presently outstanding. The shares of Series C preferred stock would be convertible into approximately 1,775,821 shares of common stock based on the market price of the common stock as of June 1, 1999.

     Our stock options and warrants are likely to be exercised, if at all, at a time when we otherwise could obtain a price for the sale of our securities that is higher than the exercise price per security of the options or warrants. Any such exercise or the possibility of such exercise may impede our efforts to obtain additional financing through the sale of additional securities or make such financing more costly.

     No prediction can be made as to the effect, if any, that the availability of these shares for sale will have on the market price of our common stock. Nevertheless, because substantial amounts of our common stock may be sold in the public market, subject, in some cases, to compliance with Rule 144 under the Securities Act, the market price of our common stock could drop as a result of sales of these securities or the perception that such sales may occur. These factors could also make it more difficult for us to raise funds through future offerings of securities.

We are Subject to Antitakeover Provisions of our Certificate of Incorporation and Delaware Law.

     Certain provisions of our Certificate of Incorporation, as amended, allow us to issue shares of preferred stock without any vote or further action by our shareholders. In particular, our Certificate of Incorporation provides for the issuance of up to 5,000,000 shares of preferred stock, of which 1,714,425 shares are outstanding and of which 220,026 shares are reserved for issuance upon the exercise of warrants. Our Board of Directors has the authority to fix and determine the relative rights and preferences of preferred shares, as well as the authority to issue such shares, without further stockholder approval. As a result, our Board of Directors could authorize the issuance of a series of preferred stock which would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend coupons before dividends would be declared to holders of common stock, and the right to the


864725.3
redemption of such shares, together with a premium, prior to the redemption of our common stock. Holders of common stock have no redemption rights. In addition, our Board of Directors, without further stockholder approval, could issue large blocks of preferred stock to fend against unwanted tender offers or hostile takeovers.

     We are subject to certain provisions of Delaware law which could delay or make more difficult a merger, tender offer or proxy contest involving us. In particular, we are subject to Section 203 of the Delaware General Corporation Law which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years unless certain conditions are met. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person. The possible issuance of preferred stock and Delaware law could have the effect of discouraging others from making tender offers for our securities and, as a consequence, they also may inhibit fluctuations in the market price of our common stock that otherwise could result from actual or rumored takeover attempts. Those provisions also may have the effect of preventing changes in our management.

We do Not Intend to Pay Dividends.

     We intend to retain any future earnings to finance the growth and development of our business and we do not plan to pay cash dividends in the foreseeable future.

Our Business Could be Affected by the Year 2000 Issue.

     The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any computer programs or hardware that have date-sensitive software or embedded chips may recognize a date using "00" as the year 1900 rather than the year 2000.

     In terms of our internal operations, we do not use equipment with embedded chip technology that is date sensitive. We expect that the systems to be affected by the Year 2000 date change include the database, networking and accounting software licensed by us. We expect to incur out-of-pocket costs related to making inquiries of, and receiving confirmations from, third parties of no more than $10,000.

     If our computer systems or the computer systems of any of our suppliers, customers or other third parties are not Year 2000 compliant or if those systems are unable to recover from system interruptions which may result from the Year 2000 date change, our business could be materially adversely affected.


                                 USE OF PROCEEDS

     We will not receive any proceeds from the sales of common stock by the selling stockholders pursuant to this prospectus.






864725.3

                              SELLING STOCKHOLDERS

     The following table sets forth certain information with respect to the amount of common stock held by each selling stockholder as of the date of this prospectus and the shares being offered by the selling stockholders. The table indicates the nature of any position, office, or other material relationship which the selling stockholder has had within the past three years with Discovery Laboratories or any of its predecessors or affiliates. This prospectus relates to the offer and sale of the selling stockholders of up to 7,155,762 shares of common stock, including 2,759,189 shares of common stock issuable upon the exercise of outstanding warrants issued by Discovery Laboratories. The selling stockholders may offer all or part of the shares of common stock covered by this prospectus. Information with respect to shares owned beneficially after the offering assumes the sale of all of the shares offered and no other purchases or sales of common stock. The common stock offered by this prospectus may be offered from time to time by the selling stockholders named below.

                                        Number of                            Number of
                                        Shares of        Percentage          Shares to be    Number of        Percentage
                                         Common         Beneficially       Offered for the   Shares to           to be
                                          Stock             Owned           Account of the    be Owned       Beneficially
                                      Beneficially         Before              Selling       after this       Owned after
                      Name               Owned+           Offering           Stockholder      Offering       this Offering
                      ----               -----            --------           -----------      --------       -------------

Moonlight International, Ltd (1)...     330,578              4.9%            330,578                 0         *
Dr. Tis Prager (2).................      82,644              1.2%             82,644                 0         *
Keys Foundation (3)................     330,578              4.9%            330,578                 0         *
Caduceus Capital II, L.P. (5)......     330,578              4.9%            330,578                 0         *
Winchester Global Trust
Company Ltd. (6)...................   1,322,314             16.7%          1,322,314                 0         *
Windward Venture Partners (7)......     135,837              2.0%            135,837                 0         *
Benjamin Bollag (8)................     101,877              1.5%            101,877                 0         *
Michael Bollag (9).................     101,877              1.5%            101,877                 0         *
Concordia Partners L.P. (10).......     310,954              4.6%            135,837           175,117        2.6%
Aries Domestic Fund, L.P. (11).....     496,982              7.4$            224,130           272,852        4.1%
126736 Canada, Inc. (13)...........      67,918              1.0%             67,918                 0         *
CPC Offshore Equity
Fund I LTD. (14)...................      67,918              1.0%             67,918                 0         *
Johnson & Johnson Inc..............     205,846              3.0%            205,846                 0         *
Paramount Capital Inc. (15)........     404,958              5.0%            404,958                 0         *
Brobeck, Phleger & Harrison LLP....      14,000              0.21%            14,000                 0         *
Yi, Tuan & Brunstein...............       4,850              0.07%             4,850                 0         *
Scripps Research Institute.........     117,000              1.7%            117,000                 0         *

---------------
*      Less than 1%.

864725.3

+ The information contained in this table reflects "beneficial" ownership of common stock within the meaning of Rule 13d-3 under the Exchange Act. On August 13, 1999, Discovery Laboratories had [9,064,889] shares of common stock outstanding. Beneficial ownership information reflected in the table includes shares issuable upon the exercise of outstanding warrants issued by Discovery Laboratories.

(1) Includes 165,289 shares of common stock issuable on the conversion of warrants all of which are currently exercisable or exercisable within 60 days of the date hereof.

(2) Includes 41,322 shares of common stock issuable on the conversion of warrants all of which are currently exercisable or exercisable within 60 days of the date hereof.

(3) Includes 165,289 shares of common stock issuable on the conversion of warrants all of which are currently exercisable or exercisable within 60 days of the date hereof.

(4) Includes 826,446 shares of common stock issuable on the conversion of warrants all of which are currently exercisable or exercisable within 60 days of the date hereof.

(5) Includes 165,289 shares of common stock issuable on the conversion of warrants all of which are currently exercisable or exercisable within 60 days of the date hereof.

(6) Includes 661,157 shares of common stock issuable on the conversion of warrants all of which are currently exercisable or exercisable within 60 days of the date hereof.

(7) Includes 53,192 shares of common stock issuable on the conversion of warrants all of which are currently exercisable or exercisable within 60 days of the date hereof.

(8) Includes 39,894 shares of common stock issuable on the conversion of warrants all of which are currently exercisable or exercisable within 60 days of the date hereof.

(9) Includes 39,894 shares of common stock issuable on the conversion of warrants all of which are currently exercisable or exercisable within 60 days of the date hereof.

(10) Includes 53,192 shares of common stock issuable on the conversion of warrants all of which are currently exercisable or exercisable within 60 days of the date hereof.

(11) Includes 111,406 shares of common stock issuable on the conversion of warrants all of which are currently exercisable or exercisable within 60 days of the date hereof.

(12) Includes 259,950 shares of common stock issuable on the conversion of warrants all of which are currently exercisable or exercisable within 60 days of the date hereof.

(13) Includes 26,596 shares of common stock issuable on the conversion of warrants all of which are currently exercisable or exercisable within 60 days of the date hereof.

(14) Includes 26,596 shares of common stock issuable on the conversion of warrants all of which are currently exercisable or exercisable within 60 days of the date hereof.

(15) Includes 404,958 shares of common stock issuable on the conversion of warrants all of which are currently exercisable or exercisable within 60 days of the date hereof.



864725.3

                              PLAN OF DISTRIBUTION

     The shares of common stock covered by this prospectus are owned by the selling stockholders. As used in the rest of this section of the prospectus, the term "Selling Stockholders" includes the named selling stockholders and any of their pledgees, donees, transferees or other successors in interest selling shares received from a named selling stockholder after the date of this prospectus. The shares of common stock covered by this prospectus are referred to in this section as the "Shares." The Selling Stockholders may offer and sell, from time to time, some or all of the Shares. We have registered the Shares for sale by the Selling Stockholders so that the Shares will be freely tradeable by them. Registration of the Shares does not mean, however, that the Shares necessarily will be offered or sold. We will not receive any proceeds from any offering or sale by the selling stockholders of the Shares. We will pay all costs, expenses and fees in connection with the registration of the Shares. The Selling Stockholders will pay all brokerage commissions and similar selling expenses, if any, attributable to the sale of the Shares.

     The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The Shares may be sold by or for the account of the Selling Stockholders from time to time in transactions on the Nasdaq SmallCap Market, the over-the-counter market, or otherwise. These sales may be at fixed prices or prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Shares may be sold by means of one or more of the following methods: (a) in a block trade in which a broker-dealer will attempt to sell a block of Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
(b) purchases by a broker-dealer as principal and resale by that broker-dealer for its account pursuant to this prospectus; (c) on markets where our common stock is traded or in an exchange distribution in accordance with the rules of the exchange; (d) through broker-dealers, which may act as agents or principals;
(e) directly to one or more purchasers; (f) through agents; (g) in connection with the loan or pledge of Shares to a broker-dealer, and the sale of the Shares so loaned or the sale of the Shares so pledged upon a default; (h) in connection with put or call option transactions, in hedge transactions, and in settlement of other transactions in standardized or over-the-counter options; (i) through short sales of the Shares by the Selling Stockholders or counterparties to those transactions; (j) in privately negotiated transactions; or (k) in any combination of the above. In addition, any of the Shares that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

     In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. The broker-dealer transactions may include (a) purchases of the Shares by a broker-dealer as principal and resales of the Shares by the broker-dealer for its account pursuant to this prospectus; (b) ordinary brokerage transactions; or (c) transactions in which the broker-dealer solicits purchasers.

     If a material arrangement with any broker, dealer or other agent is entered into for the sale of any Shares through a block trade, special offering, exchange distribution, secondary distribution, or a purchase by a broker or dealer, a prospectus supplement will be filed, if necessary, pursuant to Rule 424(b) under the Securities Act disclosing the material terms and conditions of such arrangement.

     The Selling Stockholders and any broker-dealers or agents participating in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the Shares by the Selling Stockholders and any commissions received by any such broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act. The Selling Stockholders may agree to indemnify any agent or broker-dealer that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.

     The Selling Stockholders are not restricted as to the price or prices at which they may sell their Shares. Sales of such Shares may have an adverse effect on the market price of the common stock. Moreover, the Selling Stockholders are not restricted as to the number of Shares that may be sold at any time, and it is possible that a significant number of Shares could be sold at the same time, which may have an adverse effect on the market price of the common stock.

864725.3

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549, 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public from the Securities and Exchange Commission's Website at "http://www.sec.gov."

     We have filed with the commission a registration statement (which contains this prospectus) on Form S-3 under the Securities Act of 1933. The registration statement relates to the common stock offered by the selling stockholders. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Please refer to the registration statement and its exhibits and schedules for further information with respect to us and the common stock. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of that contract or document filed as an exhibit to the registration statement. You may read and obtain a copy of the registration statement and its exhibits and schedules from the Commission, as described in the preceding paragraph.


                      INFORMATION INCORPORATED BY REFERENCE

     The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any filings we make with the Securities and Exchange Commission after the date of this prospectus under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

     1. Our Annual Report on Form 10-KSB and 10-KSB/A for the year ended December 31, 1998;

     2. Our Quarterly Reports on Form 10-QSB/A for the quarter ended March 31, 1999;

     3.   Our Quarterly for June, 1999 on Form 10QSB;

     4. The description of our capital stock contained in our Form 8-A, filed with the Securities and Exchange Commission on July 13, 1995; and

     5. Our current report on Form 8-K as filed with the Securities and Exchange Commission on August 9, 1999.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Discovery Laboratories, Inc., 305 South Main Street, Doylestown, Pennsylvania 18901, Attention: Cynthia Davis. Telephone requests may be directed to (215) 340-4699. Exhibits to the documents will not be sent, unless those exhibits have specifically been incorporated by reference in this prospectus.

     This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. You should rely only on the information contained in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.


864725.3

You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                     EXPERTS

     The consolidated financial statements of Discovery Laboratories as of December 31, 1998 and each of the years in the two-year period ended December 31, 1998 and the period from May 18, 1993 (inception) through December 31, 1998 incorporated by reference in this registration statement have been audited by Richard A. Eisner & Company, LLP ("RAE"), independent auditors, as stated in their reports appearing therein. These financial statements have been so included in reliance on the reports of RAE given on their authority as experts in accounting and auditing.


                                  LEGAL MATTERS

     The validity of the shares of common stock and warrants offered hereby has been passed upon for us by Battle Fowler LLP, New York, New York.


864725.3

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution

     The following table sets forth the various expenses payable by the Registrant in connection with the sale and distribution of the securities being registered hereby. Normal commission expenses and brokerage fees are payable individually by the selling stockholders. All amounts are estimated except the Commission registration fee.



                                                           Amount
                                                           ------
SEC registration fee.........................    $          1,769
Accounting fees and expenses.................               4,500
Legal fees and expenses......................              18,000
Miscellaneous fees and expenses..............                 731
                                                 ----------------
       Total.................................    $         25,000
                                                 ================


Item 15.  Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation law empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

     In accordance with Delaware law, our restated certificate of incorporation contains a provision to limit the personal liability of our directors for violations of their fiduciary duty as a director. This provision eliminates each director's liability to us or our stockholders for monetary damages except (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

864725.3
                                      II-1

Item 16.  Exhibits

EXHIBIT NO.                    DESCRIPTION
----------                     -----------

2.1* Agreement and Plan of Merger dated as of March 5, 1998 among Discovery, ATI Acquisition Corp. and ATI.

2.2** Agreement and Plan of Reorganization and Merger, dated as of July 16, 1997, by and between Discovery and Old Discovery.

5.1+ Opinion of Battle Fowler LLP regarding the legality of the securities being registered.

16.1*** Letter dated January 28, 1998 from Ernst & Young LLP to the Securities and Exchange Commission.

23.1+       Consent of Richard A. Eisner & Company, LLP

24.1        Powers of Attorney (included in the signature page hereto).

----------------------

* Incorporated by reference to Discovery's Annual Report on Form 10-KSB for the year ending December 31, 1997.
** Incorporated by reference to Discovery's Registration Statement on Form S-4 (File No. 333-34337).
*** Incorporated by reference to Discovery's Current Report on Form 8-K/A dated January 16, 1998.
+    Filed herewith.

Item 17.  Undertakings

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other that the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registrant Statement:

     (i) To include any prospectus required by Section 10(a) (3) of the Securities Act;

864725.3
                                      II-2

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or
Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



864725.3
                                      II-3

                                   SIGNATURES

     Pursuant to the requirement of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, New York, on the 27th day of August, 1999.


                           DISCOVERY LABORATORIES, INC.
                           (Registrant)


                           By: /s/ Robert J. Capetola
                              -------------------------------------
                                   Robert J. Capetola, Ph.D.
                                   Chief Executive Officer


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Robert J. Capetola and Evan Myrianthopoulos or any of them, each acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person in his name, place and stead, in any and all capacities, in connection with the Registrant's Registration Statement on Form S-3 under the Securities Act of 1933, as amended, including, without limiting the generality of the foregoing, to sign the Registration Statement in the name and on behalf of the Registrant or on behalf of the undersigned as a director or officer of the Registrant, and any and all amendments or supplements to the Registration Statement, including any and all stickers and post-effective amendments to the Registration Statement, and to sign any and all additional registration statements relating to the same offering of securities as the Registration Statement that are filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.


                        Signature                   Title                  Date
                        ---------                   -----                  ----

  /s/ Robert J. Capetola                   Chief Executive Officer     August 27, 1999
-----------------------------------
       Robert J. Capetola, Ph.D.

  /s/ Evan Myrianthopoulos                 Vice President, Finance     August 27, 1999
-----------------------------------
        Evan Myrianthopoulos

  /s/ Cynthia Davis                           Controller               August 27, 1999
-----------------------------------    (Principal Accounting Officer)
        Cynthia Davis

  /s/ Steve Kanzer                        Chairman of the Board        August 27, 1999
-----------------------------------
        Steve H. Kanzer, C.P.A., Esq.


864725.3
                                      II-4



                        Signature                   Title                  Date
                        ---------                   -----                  ----

                                                 Director              August __, 1999
-----------------------------------
        Milton Packer

  /s/ Richard Power                              Director              August 27, 1999
-----------------------------------
        Richard Power

  /s/ Marvin Rosenthale                          Director              August 27, 1999
-----------------------------------
        Marvin Rosenthale

                                                 Director              August __, 1999
-----------------------------------
        Mark C. Rogers, M.D.

  /s/ Herbert McDade, Jr.                        Director              August 27, 1999
-----------------------------------
        Herbert McDade, Jr.

                                                 Director              August __, 1999
-----------------------------------
        Max Link, Ph.D.

  /s/ David Naveh                                Director              August 27, 1999
-----------------------------------
        David Naveh, Ph.D.

  /s/ Richard Sperber                            Director              August 27, 1999
-----------------------------------
        Richard Sperber







864725.3
                                      II-5

                                  EXHIBIT INDEX



EXHIBIT NO.                    DESCRIPTION
----------                     -----------

2.1* Agreement and Plan of Merger dated as of March 5, 1998 among Discovery, ATI Acquisition Corp. and ATI.

2.2** Agreement and Plan of Reorganization and Merger, dated as of July 16, 1997, by and between Discovery and Old Discovery.

5.1+ Opinion of Battle Fowler LLP regarding the legality of the securities being registered.

16.1*** Letter dated January 28, 1998 from Ernst & Young LLP to the Securities and Exchange Commission.

23.1+      Consent of Richard A. Eisner & Company, LLP.

24.1       Powers of Attorney (included in the signature page hereto).

-------------------------------

* Incorporated by reference to Discovery's Annual Report on Form 10-KSB for the year ending December 31, 1997.

** Incorporated by reference to Discovery's Registration Statement on Form S-4 (File No. 333- 34337).

*** Incorporated by reference to Discovery's Current Report on Form 8-K/A dated January 16, 1998.

+    Filed herewith.


864725.3

                                                                     Exhibit 5.1


                               BATTLE FOWLER LLP
                        A LIMITED LIABILITY PARTNERSHIP
                              75 East 55th Street
                            New York, New York 10022
                                 (212) 856-7000

                                 (212) 339-9150

                                 August 9, 1999


Board of Directors
Discovery Laboratories, Inc.
350 South Main Street, Suite 307
Doylestown, PA 18901

                        Re: Discovery Laboratories, Inc.
                            Public Offering of Common Stock
                            Registration Statement on Form S-3
                            ----------------------------------

Ladies and Gentlemen:

                     We have acted as counsel for Discovery Laboratories, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the registration statement on Form S-3, and any amendments thereto (the "Registration Statement"), as filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), on August __, 1999, for the registration under the Securities Act of up to 5,426,219 shares (the "Shares") of the Company's common stock, par value $0.001 per share (the "Common Stock"), including 2,869,509 shares (the "Outstanding Shares") of Common Stock which have been issued and are outstanding and an additional 2,556,710 shares (the "Warrant Shares") of Common Stock which are issuable upon the exercise of certain warrants (the "Warrants") issued by the Company. The Shares are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act by certain selling stockholders (the "Selling Stockholders") named in the Registration Statement. Capitalized terms used and not defined in this opinion have the meanings ascribed to them in the Registration Statement. You have requested that we furnish our opinion as to matters hereinafter set forth.

                     In rendering this opinion, we have relied upon, among
other things, our examination of such records of the Company,  including without
limitation,   the  Company's  Restated  Certificate  of  Incorporation  and  the
Company's Bylaws and certificates of its

864651.1

Board of Directors
Discovery Laboratories, Inc.

officers and of public officials as we have deemed necessary for the purpose of the opinion expressed below.

                     In addition, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to various questions of fact material to this opinion, we have relied, to the extent we deem reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments furnished to us by the Company.

                     We are not admitted to the practice of law in any jurisdiction but the State of New York, and we do not express any opinion as to the laws of other states or jurisdictions other than the laws of the State of New York, the Delaware General Corporation Law and the federal law of the United States. No opinion is expressed as to the effect that the law of any other jurisdiction may have upon the subject matter of the opinion expressed herein under conflicts of law principles, rules and regulations or otherwise.

                     Based on and subject to the foregoing, we are of the opinion that: (i) the Outstanding Shares offered by the Selling Stockholders pursuant to the Registration Statement have been duly and validly authorized and issued and are fully paid and nonassessable and (ii) the Warrant Shares offered by the Selling Stockholders pursuant to the Registration Statement have been duly authorized for issuance pursuant to the Warrants and, when issued and delivered in the manner described in the Warrants, will be validly issued, fully paid and nonassessable.

                     We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

                                          Very truly yours,

864651.1

                                                                    Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Discovery Laboratories, Inc. on Form S-3 of our report dated February 24, 1999 (with respect to the last paragraph of Note A, April 7, 1999) on our audit of the financial statements appearing in the Annual Report on Form 10-KSB/A for the year ended December 31, 1998. We also consent to the reference made to us under the caption "Experts" in the Prospectus.



Richard A. Eisner & Company, LLP

New York, New York
August 26, 1999


869994.1